Exhibit 10.32




April 8, 2002


Joseph P. Maceda, President
Ocean Power Corporation
230 Park Avenue
10th Floor, Suite 130
New York, New York  10169

Dear Mr. Maceda:

      This is to confirm our understanding regarding the payment of the $1,458,248 outstanding balance owed to Ricardo, Inc. ("Ricardo") by Ocean Power Corporation ("Ocean Power") and its subsidiary SIGMA Elektroteknisk S.A., a Norwegian company ("SIGMA") (such debt being referred to as the "Obligation").

      Ocean Power shall pay to Ricardo the following sums with respect to the Obligation (and interest accruing thereon as provided herein) on or before the last day of the following months:

                  Amount                  Month
                  ------                  -----

                  $600,000                April 2002
                  $600,000                May 2002
                  Remaining Balance       June 2002

      The outstanding balance shall bear interest at the per annum rate of 6% commencing as of July 1, 2001. In the event that for any reason whatsoever, Ocean Power or SIGMA shall fail to satisfy the above payment schedule, the outstanding balance owed to Ricardo shall accrue interest at 12% per annum retroactively commencing July 1, 2001.

      In addition, on or before May 1, 2002, Ricardo will be granted warrants for the purchase of 750,000 shares of Ocean Power common stock with a strike price of 50(cent) per share. You will forward to us for review at your earliest convenience, the documents necessary to grant such warrants.

      Ricardo covenants that it will forebear from taking any collection action with regard to or other steps toward collecting the Obligation until June 30, 2002 provided Ocean Power performs its obligations referred to herein.

      Finally, Ricardo is willing to commence work for Ocean Power and SIGMA again, provided that all installments due and payable through the end of May 2002 are paid on time and that Ocean Power or SIGMA shall deposit with Ricardo in advance an amount roughly equivalent to the anticipated monthly charges by Ricardo for any such work. Obviously, Ricardo reserves the right to discontinue work if the June 2002 installment payment is not made when due.

      If this letter accurately reflects our understanding, please countersign a copy where indicated below and return to me at your earliest convenience.

                                          Very truly yours,

                                          /s/ Jeremy Holt
                                          ------------------------------
                                          Jeremy Holt
                                          President


ACKNOWLEDGED AND ACCEPTED:


OCEAN POWER CORPORATION on
behalf of itself and
SIGMA Elektroteknisk, S.A.


By: /s/ Joseph P. Maceda
   ------------------------------
      Joseph P. Maceda
      President

Date:  April 16, 2002